Exhibit 99.1

GAMING AND LEISURE PROPERTIES, INC. PROVIDES BUSINESS UPDATE

WYOMISSING, PA. — March 23, 2020 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), today provided an update on its business given the evolving situation surrounding the nationwide spread of COVID-19 and the related efforts to contain the virus. The Company’s properties reported strong Gross Gaming Revenue in January and February that exceeded its internal projections. However, management is currently monitoring ongoing events to better understand the timeline and geographic footprint of interruptions to the operations of properties since state and regulatory authorities began mandating the closure of its tenants’ gaming facilities on March 13, 2020. In addition, the Company’s wholly-owned and operated TRS operating properties - Hollywood Casino Baton Rouge and Hollywood Casino Perryville - are following government directives for closure and will continue to follow precautionary guidelines once they re-open. Given the current operating environment and the need to have a clearer understanding of the timeline and impact related to the interruption to property operations, the Company today is withdrawing the 2020 guidance it provided on February 20, 2020.

The Company’s focus remains on maintaining a strong balance sheet, liquidity, and financial flexibility through an indefinite period of property closures and it recently drew just over $530 million on its revolving credit facility to provide additional near-term liquidity.

Peter Carlino, Chairman and Chief Executive Officer, commented, “Our management team has a long track record of managing through challenging market conditions, as do the management teams at our portfolio of 42 gaming and related facilities where we own the underlying real estate. In addition, our assets remain a strong and integral component of state budgets across the country given their relevance and significance to tax revenue generation. As the properties in our portfolio begin to open and start the process of returning to normalized operations, our geographically diversified portfolio stands to play an important role in the recovery process, providing a significant source of employment and an equally significant source of state tax revenue generation.”

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI elected to be taxed as a REIT for United States federal income tax purposes commencing with the 2014 taxable year and was the first gaming-focused REIT in North America.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding future acquisitions and expected 2019 dividend payments. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics such as COVID-19 on the business operations of our tenants and their continued ability to pay us rent in a timely manner or at all; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact
Investor Relations – Gaming and Leisure Properties, Inc.
Steven T. Snyder	Joseph Jaffoni, Richard Land, James Leahy
610/378-8215	212/835-8500
investorinquiries@glpropinc.com	glpi@jcir.com
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